Exhibit 99.(4)

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (“Agreement”) is made as of June 12, 2025, by and between MORGAN STANLEY MORTGAGE SECURITIES TRUST (the “Acquired Fund”), a Massachusetts business trust, and Morgan Stanley ETF Trust (“Acquiring Fund Trust”), a Delaware statutory trust, on behalf of the Eaton Vance Mortgage Opportunities ETF (the “Acquiring Fund”).

WHEREAS, this Agreement is intended to be and is adopted as a “plan of reorganization” and the transactions described in this Agreement are intended to be governed by Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”). The reorganization (“Reorganization”) will consist of the transfer by Acquired Fund to Acquiring Fund of substantially all of the assets of Acquired Fund in exchange for (i) the assumption by Acquiring Fund of all stated liabilities of Acquired Fund and shares of Acquiring Fund (the “Acquiring Fund Shares”); and (ii) after the Closing Date hereinafter referred to (a) Acquiring Fund Shares will be distributed to the shareholders of Acquired Fund (“Acquired Fund Shareholders”) who hold shares of Acquired Fund (“Acquired Fund Shares”) through a brokerage account that can accept Acquiring Fund Shares; (b) cash, which will be distributed to such Acquired Fund Shareholders in lieu of fractional Acquiring Fund Shares; (c) with respect to Acquired Fund Shareholders who do not hold Acquired Fund Shares through a brokerage account that can accept Acquiring Fund Shares (“Cash-Out Shareholders”), the distribution of cash equal to the aggregate net asset value of the Acquired Fund Shares held by such Cash-Out Shareholders; and (d) with respect to Acquired Fund Shareholders who hold Acquired Fund Shares through a fund direct individual retirement account (“IRA”, and such shareholders, “IRA Shareholders”), the exchange of Acquired Fund Shares for Class R Shares of Morgan Stanley U.S. Government Money Market Trust, equal in value to the aggregate net asset value of such Acquired Fund Shares held by such IRA Shareholders, in complete liquidation of Acquired Fund as provided herein, all upon the terms and conditions hereinafter set forth in this Agreement;

WHEREAS, the Board of Trustees of the Acquiring Fund Trust, including a majority of the trustees who are not “interested persons” as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), of the Acquiring Fund or the Acquired Fund, has determined that participation in the Reorganization is in the best interests of the Acquiring Fund and that the interests of any existing shareholders of the Acquiring Fund will not be diluted as a result of the Reorganization; and

WHEREAS, the Board of Trustees of the Acquired Fund, including a majority of the trustees who are not “interested persons” as defined in the 1940 Act of the Acquiring Fund or the Acquired Fund, has determined that participation in the Reorganization is in the best interests of the Acquired Fund and that the interests of existing Acquired Fund Shareholders will not be diluted as a result of the Reorganization;

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1. The Reorganization and Liquidation of Acquired Fund

1.1. Subject to the requisite approvals and the other terms and conditions herein set forth and on the basis of the representations and warranties contained herein, Acquired Fund agrees to sell, assign, convey, and otherwise transfer and deliver substantially all of the Acquired Fund Assets, as defined in paragraph 1.2, except for the sum of the values in subparagraphs (a)(i)-(iii) of this paragraph 1.1, to the Acquiring Fund, and Acquiring Fund Trust, on behalf of the Acquiring Fund, agrees in exchange therefor:

(a)	to deliver to Acquired Fund the number of full Acquiring Fund Shares having an aggregate net asset value equal to the value of the Acquired Fund Assets, less:

i.	the value of cash to be distributed to Acquired Fund Shareholders in lieu of fractional Acquiring Fund Shares;

ii.	the value of cash to be distributed to Cash-Out Shareholders, who will not receive a distribution of such Acquiring Fund Shares and in lieu thereof will receive a distribution of cash equal to the aggregate net asset value of their Acquired Fund Shares;

iii.	the value of the Acquired Fund Shares of IRA Shareholders, which will be exchanged for Class R Shares of Morgan Stanley U.S. Government Money Market Trust equal in value to the aggregate net asset value of such Acquired Fund Shares; and

iv.	the value of the Acquired Fund’s liabilities assumed by the Acquiring Fund, as of the time and date set forth in paragraph 3.1;

with the number of full Acquiring Fund Shares to be delivered determined by dividing the value of Acquired Fund Assets (computed in the manner and as of the time and date set forth in paragraph 2.1), except for the sum of the values in subparagraph (a)(i)-(iv) of this paragraph 1.1, by the net asset value of one Acquiring Fund Share (as computed in the manner and as of the time and date set forth in paragraph 2.2); and

(b)	to assume all stated liabilities of Acquired Fund on the Closing Date, as set forth in paragraph 1.3.

Such transactions will take place at the closing provided for in paragraph 3.1 (“Closing”).

1.2. (a) The “Acquired Fund Assets” consists of all property, including without limitation, all cash, cash equivalents, securities, commodity and dividend interests, loans and other instruments and dividends or interest or other rights or receivables that are owned by Acquired Fund, and any deferred or prepaid expenses shown as an asset on Acquired Fund’s books on the Valuation Date (as defined in paragraph 2.1), prepared in accordance with generally accepted U.S. accounting principles (“GAAP”) applied consistently with those of Acquired Fund’s most recent audited financial statements.

(b) On or prior to the Valuation Date, Acquired Fund will provide Acquiring Fund Trust, on behalf of Acquiring Fund, with a list of all of the Acquired Fund Assets to be transferred to Acquiring Fund and a list of the Acquired Fund’s stated liabilities to be assumed by Acquiring Fund pursuant to this Agreement. Acquired Fund reserves the right to sell any of the securities on such list but will not, without the prior approval of Acquiring Fund Trust, on behalf of Acquiring Fund, acquire any additional securities other than securities of the type in which Acquiring Fund is permitted to invest and in amounts agreed to by Acquiring Fund Trust, on behalf of Acquiring Fund. Acquiring Fund Trust, on behalf of Acquiring Fund, will, within a reasonable time prior to the Valuation Date, furnish Acquired Fund with a statement of Acquiring Fund’s investment objective, policies and restrictions and a list of the securities, if any, on the list referred to in the first sentence of this paragraph that do not conform to Acquiring Fund’s investment objective, policies and restrictions. In the event that Acquired Fund holds any investments that Acquiring Fund is not permitted to hold, Acquired Fund will dispose of such securities on or prior to the Valuation Date. In addition, if it is determined that the portfolios of Acquired Fund and Acquiring Fund, when aggregated, would contain investments exceeding certain percentage limitations imposed upon Acquiring Fund with respect to such investments, Acquired Fund, if requested by Acquiring Fund Trust, on behalf of Acquiring Fund, will, on or prior to the Valuation Date, dispose of and/or reinvest a sufficient amount of such investments as may be necessary to avoid violating such limitations as of the Closing Date (as defined in paragraph 3.1).

1.3. Acquired Fund will endeavor to discharge all of Acquired Fund’s liabilities and obligations on or prior to the Valuation Date. Acquiring Fund Trust, on behalf of Acquiring Fund, will assume all stated liabilities of Acquired Fund, which includes, without limitation, all expenses, costs, charges and reserves reflected on an unaudited Statement of Assets and Liabilities of Acquired Fund prepared by the Treasurer of Acquired Fund as of the Valuation Date in accordance with GAAP applied consistently with those of Acquired Fund’s most recent audited financial statements.

1.4. Reserved.

1.5. On the Closing Date or as soon as practicable thereafter, Acquired Fund will take such actions necessary to complete the liquidation of Acquired Fund. To complete the liquidation, Acquired Fund will (a) distribute or cause to be distributed to the Acquired Fund Shareholders of record (other than Cash-Out Shareholders and IRA Shareholders) as of the Valuation Date, as defined in paragraph 2.1, on a pro rata basis, the Acquiring Fund Shares received by Acquired Fund pursuant to paragraph 1.1 with cash distributed in lieu of fractional Acquiring Fund Shares, (b) distribute cash, as provided in paragraph 1.1 to the Cash-Out Shareholders, and, with respect to IRA Shareholders, initiate the exchange of Acquired Fund Shares for Class R Shares of Morgan Stanley U.S. Government Money Market Trust, equal in value to the aggregate net asset value of Acquired Fund Shares held by such IRA Shareholders, and (c) completely liquidate. Such liquidation and distribution will be accomplished by the transfer of the Acquiring Fund Shares then credited to the account of Acquired Fund on the books of Acquiring Fund to open accounts on the share records of the Acquiring Fund in the names of Acquired Fund Shareholders and the distribution of cash and exchange of shares as contemplated herein. The aggregate net asset value of Acquiring Fund Shares to be so credited to Acquired Fund Shareholders will be equal to the aggregate net asset value of the Acquired Fund Shares owned by Acquired Fund Shareholders on the Closing Date, less: (i) the value of cash to be distributed to Acquired Fund Shareholders in lieu of fractional Acquiring Fund Shares; (ii) the value of cash to be distributed to Cash-Out Shareholders, who will not receive a distribution of such Acquiring Fund Shares and in lieu thereof will receive a distribution of cash equal to the aggregate net asset value of their Acquired Fund Shares; and (iii) the value of the Acquired Fund Shares of IRA Shareholders whose Acquired Fund Shares are held through a fund direct IRA, which will be exchanged for Class R Shares of Morgan Stanley U.S. Government Money Market Trust equal in value to the aggregate net asset value of such Acquired Fund Shares. All issued and outstanding Acquired Fund Shares simultaneously will be canceled on the books of Acquired Fund. Acquiring Fund will not issue certificates representing Acquiring Fund Shares in connection with such exchange. For the avoidance of doubt: (1) in connection with the above-provided liquidation of Acquired Fund and distribution of Acquiring Fund Shares, if an Acquired Fund Shareholder does not hold their Acquired Fund Shares in a brokerage account that can accept the Acquiring Fund Shares being distributed, then such Acquired Fund Shareholder will not receive a distribution of such Acquiring Fund Shares and in lieu thereof will receive a distribution of cash equal to the aggregate net asset value of their Acquired Fund Shares; and (2) Acquired Fund Shareholders who hold Acquired Fund Shares through a fund direct IRA will have such shares exchanged for Class R Shares of Morgan Stanley U.S. Government Money Market Trust equal in value to the aggregate net asset value of such Acquired Fund Shares, unless such Acquired Fund Shareholder provides alternative direction prior to the Reorganization.

As soon as reasonably practicable following the winding up of the Acquired Fund’s affairs, the Acquired Fund will file an application pursuant to Section 8(f) of the 1940 Act to deregister as an investment company and any documents necessary to terminate the Acquired Fund’s existence under state law, thereupon being terminated.

1.6. Ownership of Acquiring Fund Shares will be shown on the books of Acquiring Fund or its transfer agent. Acquiring Fund Shares will be issued in the manner described in Acquiring Fund’s then-current Prospectus and Statement of Additional Information, each as may be supplemented.

1.7. Any transfer taxes payable upon issuance of Acquiring Fund Shares in a name other than the registered holder of Acquiring Fund Shares on Acquired Fund’s books as of the close of business on the Valuation Date will, as a condition of such issuance and transfer, be paid by the person to whom Acquiring Fund Shares are to be issued and transferred.

1.8. Any reporting responsibility of Acquired Fund is and will remain the responsibility of Acquired Fund up to and including the date on which Acquired Fund is liquidated and terminated pursuant to paragraph 1.9.

1.9. Acquired Fund will be terminated following the making of all distributions pursuant to paragraph 1.5 as soon as reasonably practical after the Closing Date.

1.10. Copies of all books and records maintained on behalf of Acquired Fund in connection with its obligations under the 1940 Act, the Code, state “blue sky” laws or otherwise in connection with this Agreement will promptly be delivered after the Closing by an officer of Acquired Fund to an officer of the Acquiring Fund Trust, on behalf of Acquiring Fund, or a designee thereof, and officers of Acquiring Fund Trust, on behalf of Acquiring Fund, or their designee will comply with applicable record retention requirements to which Acquired Fund is subject under the 1940 Act.

2. Valuation

2.1. The value of the Acquired Fund Assets will be the value of such assets computed as of the close of regular trading on the New York Stock Exchange (normally, 4:00 p.m. Eastern time) on the business day immediately preceding the Closing Date and after the payment or declaration of any distributions or other amounts by Acquired Fund or at such time on such earlier or later date as may be mutually agreed upon by the parties hereto (such time and date being hereinafter called the “Valuation Date”), all in accordance with the valuation procedures that have been duly approved for Acquired Fund, as well as Acquired Fund’s then-current Prospectus and Statement of Additional Information, each as may be supplemented, and customary procedures for determining the net asset value of a share of an open-end investment company that is registered under the 1940 Act.

2.2. The net asset value of an Acquiring Fund Share will be determined by Acquiring Fund in the manner described in valuation procedures applicable to Acquired Fund as well as Acquired Fund’s then-current Prospectus and Statement of Additional Information, each as may be supplemented.

2.3. The number of Acquiring Fund Shares to be issued hereunder as contemplated in paragraph 1.1 will be determined, by dividing the aggregate net asset value of Acquired Fund Assets to be transferred (determined in accordance with paragraph 2.1) by the net asset value per share of Acquiring Fund (determined in accordance with paragraph 2.2). For the avoidance of doubt, Acquiring Fund will not issue fractional shares.

2.4. All computations of value will be made by State Street Bank and Trust Company (“State Street”) or JPMorgan Chase Bank N.A. (“JPM”), or any acquiring successor thereof, in accordance with its regular practice and the requirements of the 1940 Act. Acquired Fund or Acquiring Fund Trust, on behalf of Acquiring Fund, as the case may be, will cause State Street or JPM (as applicable) to deliver a copy of Acquired Fund’s or Acquiring Fund’s valuation report at the Closing.

3. Closing and Closing Date

3.1. The Closing will take place on the Valuation Date or on the next business day following the Valuation Date or at such time on such earlier or later date as may be mutually agreed upon by the parties hereto (the “Closing Date”). The Closing will be held as of 5:00 p.m. Eastern time on the Closing Date, or at such other time as the parties may agree. The Closing will be held in a location or by such other means as is mutually agreeable to the parties hereto. All acts taking place at the Closing will be deemed to take place simultaneously as of 5:00 p.m. Eastern time on the Closing Date unless otherwise provided.

3.2. Portfolio securities held by Acquired Fund and represented by a certificate or other written instrument will be presented by it or on its behalf to JPM, as custodian for Acquiring Fund, for examination no later than five business days or such other period of time as may be mutually agreed upon by the parties preceding the Valuation Date. Such portfolio securities (together with any cash or other assets) will be delivered by Acquired Fund to JPM for the account of Acquiring Fund on or before the Closing Date in conformity with applicable custody provisions under the 1940 Act and duly endorsed in proper form for transfer in such condition as to constitute good delivery thereof in accordance with the custom of brokers. The portfolio securities will be accompanied by all necessary federal and state stock transfer stamps or a check for the appropriate purchase price of such stamps. Portfolio securities and instruments deposited with a securities depository (as defined in Rule 17f-4 under the 1940 Act) will be delivered on or before the Closing Date by book-entry in accordance with customary practices of such depository and JPM. The cash delivered will be in the form of a Federal Funds wire, payable to the order of “JP Morgan Chase Bank NA, Custodian for Morgan Stanley ETF Trust.”

3.3. In the event that on the Valuation Date, (a) the New York Stock Exchange will be or is closed to trading or trading thereon will be or is restricted or (b) trading or the reporting of trading on such Exchange or elsewhere will be or is disrupted so that, in the judgment of both Acquiring Fund Trust, on behalf of Acquiring Fund, and Acquired Fund, accurate appraisal of the value of the Acquired Fund Assets is impracticable, the Valuation Date will be postponed until the first business day after the day when trading has been fully resumed without restriction or disruption and reporting has been restored.

3.4. If requested, Acquired Fund will deliver or cause to be delivered to Acquiring Fund Trust, on behalf of Acquiring Fund, or its designee (a) at the Closing, a list, certified by an officer of Acquired Fund, of the names, addresses and taxpayer identification numbers of the Acquired Fund Shareholders and the number and percentage ownership of outstanding Acquired Fund Shares owned by each such Acquired Fund Shareholder, all as of the Valuation Date, and (b) as soon as practicable after the Closing, all original documentation (including Internal Revenue Service forms, certificates, certifications and correspondence) relating to the Acquired Fund Shareholders’ taxpayer identification numbers and their liability for or exemption from back-up withholding. If requested, Acquiring Fund Trust, on behalf of Acquiring Fund, will deliver or cause to be delivered to the Secretary of the Acquired Fund a confirmation evidencing that (a) the appropriate number of Acquiring Fund Shares have been credited to the Acquired Fund’s account on the books of the Acquiring Fund pursuant to paragraph 1.1 prior to the actions contemplated by paragraph 1.5 and (b) the appropriate number of Acquiring Fund Shares have been credited to the accounts of the Acquired Fund Shareholders on the books of the Acquiring Fund pursuant to paragraph 1.5. At the Closing, each party will deliver or cause to be delivered to the other party such bills of sale, checks, assignments, share certificates, if any, receipts or other documents as the other party or its counsel may reasonably request.

4. Covenants of Acquiring Fund and Acquired Fund

4.1. Except as otherwise expressly provided herein, Acquired Fund and Acquiring Fund Trust, on behalf of Acquiring Fund, will operate in the ordinary course between the date hereof and the Closing Date, it being understood that such ordinary course of business will include customary dividends and other distributions of Acquired Fund.

4.2. Acquiring Fund Trust will prepare and file (or has prepared and filed) with the Securities and Exchange Commission (“Commission”) a registration statement on Form N-14 under the Securities Act of 1933, as amended (“1933 Act”), relating to Acquiring Fund Shares to be issued in the Reorganization (as may be supplemented) (“Registration Statement”). Acquired Fund will provide (or has provided) the Proxy Materials as described in paragraph 4.3 below for inclusion in the Registration Statement. Acquiring Fund Trust, on behalf of Acquiring Fund, and Acquired Fund agree that each of Acquiring Fund and Acquired Fund, respectively, will further provide such other information and documents as are reasonably necessary for the preparation of the Registration Statement.

4.3. Acquired Fund will call a meeting of Acquired Fund Shareholders to consider and act upon this Agreement and the actions and transactions described herein and to take all other action necessary to obtain approval of the transactions contemplated herein. Acquired Fund will prepare the notice of meeting, form of proxy and proxy statement (collectively, “Proxy Materials”) to be used in connection with such meeting; provided that Acquiring Fund Trust, on behalf of Acquiring Fund, will furnish Acquired Fund with such information relating to Acquiring Fund as is reasonably necessary for the preparation of the Proxy Materials.

4.4. Acquired Fund will assist Acquiring Fund in obtaining such information as Acquiring Fund reasonably requests concerning the beneficial ownership of Acquired Fund Shares.

4.5. Subject to the provisions of this Agreement, Acquiring Fund Trust, on behalf of Acquiring Fund, and Acquired Fund covenants that each of Acquiring Fund and Acquired Fund, respectively, will take, or cause to be taken, all action, and do or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

4.6. Acquired Fund will furnish or cause to be furnished to Acquiring Fund Trust, on behalf of Acquiring Fund, within 30 days after the Closing Date a statement of Acquired Fund’s Assets and liabilities as of the Closing Date, which statement will be certified by Acquired Fund’s Treasurer, on behalf of Acquired Fund, and will be, in accordance with GAAP, applied consistently with those of Acquired Fund’s most recent audited financial statements. As promptly as practicable after the Closing Date, but in any case within 60 days after the Closing Date, Acquired Fund will furnish Acquiring Fund Trust, on behalf of Acquiring Fund, in such form as is reasonably satisfactory to Acquiring Fund, a statement certified by Acquired Fund’s Treasurer, on behalf of Acquired Fund, of Acquired Fund’s earnings and profits for federal income tax purposes that will be carried over to Acquiring Fund pursuant to Section 381 of the Code.

4.7. As soon after the Closing Date as is reasonably practicable, Acquired Fund (a) will prepare and file all federal and other tax returns and reports of Acquired Fund required by law to be filed with respect to all periods ending on or before the Closing Date but not theretofore filed and (b) will pay all federal and other taxes shown as due thereon and/or all federal and other taxes that were unpaid as of the Closing Date, including without limitation, all taxes for which the provision for payment was made as of the Closing Date (as represented in paragraph 5.2 (m)).

4.8. Acquiring Fund Trust agrees to use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act and the 1940 Act and to make such filings required by state “blue sky” and securities laws as it may deem appropriate in order to continue Acquiring Fund’s operations after the Closing Date.

4.9. The Acquired Fund and the Acquiring Fund Trust, on behalf of Acquiring Fund, will have agreed on the number of Acquiring Fund Shares to be issued in connection with the Reorganization after such number has been calculated in accordance with paragraphs 1.1 and 2.3. For the avoidance of doubt, the Acquiring Fund will not issue fractional shares, and cash will be distributed to Acquired Fund Shareholders in connection with the Reorganization in lieu of fractional Acquiring Fund Shares.

5. Representations and Warranties

5.1. Acquiring Fund Trust, on behalf of Acquiring Fund, represents and warrants to Acquired Fund, as follows:

(a) Acquiring Fund is a series of Acquiring Fund Trust, a validly existing Delaware statutory trust with full power to carry on its business as presently conducted;

(b) Acquiring Fund Trust is a duly registered, open-end management investment company, and its registration with the Commission as an investment company under the 1940 Act and the registration of its shares under the 1933 Act are (and with respect to the Acquiring Fund, will be as of the Closing Date) in full force and effect. On the Closing Date, Acquiring Fund Shares will be registered in all jurisdictions in which they are required to be registered under state securities laws and other laws (in each case to the extent applicable), and said registrations, including any periodic reports or supplemental filings, will be complete and current, all fees required to be paid will have been paid, and Acquiring Fund will not be subject to any stop order and will be fully qualified to sell its shares in each state in which its shares will be registered;

(c) Immediately prior to the Closing, there will be no issued and outstanding shares of the Acquiring Fund;

(d) The Prospectus and Statement of Additional Information of Acquiring Fund, each as may be supplemented, conform or will, as of the Closing Date, conform in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the regulations thereunder and do not or will not, as of the Closing Date, include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(e) Acquiring Fund Trust is not in, and the execution, delivery and performance of this Agreement will not result in, a material violation of any provision of its Agreement and Declaration of Trust or Bylaws, each as amended, supplemented and/or restated (the “Agreement and Declaration of Trust” and the “Bylaws,” respectively), or of any agreement, indenture, instrument, contract, lease or other undertaking to which Acquiring Fund is a party or by which it is bound;

(f) No litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or, to Acquiring Fund Trust’s knowledge, threatened against Acquiring Fund Trust, Acquiring Fund or any of their properties or assets which, if adversely determined, would materially and adversely affect Acquiring Fund’s financial condition or the conduct of its business; and Acquiring Fund Trust knows of no facts that might form the basis for the institution of such proceedings and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects, or is reasonably likely to materially and adversely affect, Acquiring Fund Trust’s business or its ability to consummate the transactions herein contemplated;

(g) Acquiring Fund Trust, on behalf of Acquiring Fund, (i) will take necessary steps to ensure it is treated as an association taxable as a corporation for U.S. federal income tax purposes, (ii) will elect to be taxed as a “regulated investment company” (as such term is defined in Section 851(a) of the Code), intends to qualify for the tax treatment afforded regulated investment companies under the Code for its taxable year that includes the Closing Date, and intends to continue to qualify for such treatment for its subsequent taxable years, (iii) intends to be eligible to compute its U.S. federal income tax under Section 852 of the Code for the taxable year that includes the Closing Date, (iv) holds and has held no property other than a de minimis amount of assets as necessary to complete the transactions contemplated by this Agreement, and has never had tax attributes and (v) will be treated as a separate corporation for purposes of Section 851(g)(1) of the Code and otherwise for federal income tax purposes for the taxable year that includes the Closing Date. Immediately following the liquidation of Acquired Fund as contemplated herein, 100% of the issued and outstanding Acquiring Fund Shares will be held by the former holders of Acquired Fund Shares after accounting for subparagraphs (a)(i)-(iii) of paragraph 1.1;

(h) Reserved.

(i) The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of the Acquiring Fund Trust, and this Agreement constitutes a valid and binding obligation of Acquiring Fund enforceable in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles. No other consents, authorizations or approvals are necessary in connection with Acquiring Fund’s performance of this Agreement;

(j) Acquiring Fund Shares to be issued and delivered to Acquired Fund, for the account of the Acquired Fund Shareholders, pursuant to the terms of this Agreement will at the Closing Date have been duly authorized for issuance and, when so issued and delivered, will be validly issued, and, subject to the qualifications set forth in the Acquiring Fund Trust’s Agreement and Declaration of Trust, will be fully paid and non-assessable beneficial interests in the Acquiring Fund;

(k) Reserved;

(l) Acquiring Fund was newly formed for the purpose of consummating the Reorganization. As of immediately prior to the Closing, the Acquiring Fund has not held any assets or engaged in any activity or business, other than such as necessary for its organization and to consummate the Reorganization. Acquiring Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any of its shares;

(m) The information furnished or to be furnished by Acquiring Fund Trust, on behalf of Acquiring Fund, for use in registration statements, proxy materials and other documents which may be necessary in connection with the transactions contemplated hereby will be accurate and complete in all material respects and will comply in all material respects with federal securities and other laws and regulations applicable thereto; and

(n) The Proxy Materials to be included in the Registration Statement (only insofar as they relate to Acquiring Fund) will, on the effective date of the Registration Statement and on the Closing Date, not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not materially misleading.

5.2. Acquired Fund represents and warrants to Acquiring Fund, as follows:

(a) Acquired Fund is a validly existing Massachusetts business trust with full power to carry on its business as presently conducted;

(b) Acquired Fund is a duly registered, open-end management investment company, and its registration with the Commission as an investment company under the 1940 Act and the registration of its shares under the 1933 Act are in full force and effect;

(c) All of the issued and outstanding shares of Acquired Fund have been offered and sold in compliance in all material respects with applicable requirements of the 1933 Act and state securities laws. Shares of Acquired Fund are registered in all jurisdictions in which they are required to be registered, and said registrations, including any periodic reports or supplemental filings, are complete and current, all fees required to be paid have been paid, and Acquired Fund is not subject to any stop order and is fully qualified to sell its shares in each state in which its shares have been registered;

(d) The current Prospectus of Acquired Fund and Statement of Additional Information of Acquired Fund, each as may be supplemented, conform in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the regulations thereunder and do not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(e) Acquired Fund is not in, and the execution, delivery and performance of this Agreement will not result in, a material violation of any provision of its Declaration of Trust or By-Laws, each as amended, supplemented and/or restated (the “Declaration of Trust” and the “By-Laws” respectively), or of any agreement, indenture, instrument, contract, lease or other undertaking to which Acquired Fund is a party or by which it is bound;

(f) No litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or, to its knowledge, threatened against Acquired Fund or any of its properties or assets which, if adversely determined, would materially and adversely affect Acquired Fund’s financial condition or the conduct of its business; and Acquired Fund knows of no facts that might form the basis for the institution of such proceedings and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects, or is reasonably likely to materially and adversely affect, its business or its ability to consummate the transactions herein contemplated;

(g) The Statement of Assets and Liabilities, Statement of Operations, Statement of Changes in Net Assets and Financial Highlights of Acquired Fund for its last completed fiscal year, audited by Ernst & Young LLP (copies of which have been or will be furnished to Acquiring Fund) fairly present, in all material respects, Acquired Fund’s financial condition as of such date, and its results of such operations, changes in its net assets and financial highlights for such period in accordance with GAAP, and as of such date there were no known liabilities of Acquired Fund (contingent or otherwise) not disclosed therein that would be required in accordance with GAAP to be disclosed therein;

(h) Since October 31, 2024, there has not been any material adverse change in the Acquired Fund’s financial condition, assets, liabilities or business, other than changes occurring in the ordinary course of business, or any incurrence by the Acquired Fund of indebtedness maturing more than one year from the date such indebtedness was incurred. For the purposes of this subparagraph (h), a decline in net asset value per share of Acquired Fund Shares due to declines in market values of securities or other assets held by the Acquired Fund, the discharge of the Acquired Fund’s liabilities, or the redemption of Acquired Fund Shares by shareholders of the Acquired Fund shall not constitute a material adverse change;

(i) Acquired Fund has no material contracts or other commitments (other than this Agreement) that will be terminated with liability to it prior to the Closing Date;

(j) All issued and outstanding shares of Acquired Fund are, and at the Closing Date will be, validly issued and purchasers of the Acquired Fund Shares will not have any obligation to make payments to the Acquired Fund or its creditors (other than the purchase price for the Acquired Fund Shares) or make contributions to the Acquired Fund or its creditors solely by reason of the purchaser’s ownership of the Acquired Fund Share. Acquired Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any of its shares, nor is there outstanding any security convertible to any of its shares. All such shares will, at the time of Closing, be held by the persons and in the amounts set forth in the list of Acquired Fund Shareholders submitted to Acquiring Fund pursuant to paragraph 3.4;

(k) The execution, delivery and performance of this Agreement will have been duly authorized prior to the Closing Date by all necessary action on the part of Acquired Fund and, subject to the approval of Acquired Fund Shareholders, this Agreement constitutes a valid and binding obligation of Acquired Fund, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles. No other consents, authorizations or approvals are necessary in connection with Acquired Fund’s performance of this Agreement;

(l) All material federal and other tax returns and reports of Acquired Fund required by law to be filed on or before the Closing Date have been or will be filed and are or will be correct and all federal and other taxes shown as due or required to be shown as due on said returns and reports have been or will be paid or provision has been or will be made for the payment thereof, and to the best of Acquired Fund’s knowledge, no such return is currently under audit and no assessment has been asserted with respect to any such return;

(m) For each taxable year since its inception (including, with respect to the taxable year that includes the Closing Date, the portion of such taxable year up to the Closing Date), Acquired Fund has met or meets the requirements of Subchapter M of the Code for qualification as a “regulated investment company,” and has been or is eligible to and has computed or will compute its federal income tax under Section 852 of the Code. In that regard, Acquired Fund has declared and distributed as of the Closing Date substantially all amounts required to have been declared and distributed by such Closing Date of (i) its investment company taxable income (computed without regard to any deduction for dividends paid), (ii) the excess, if any, of (x) its investment income excludible from gross income under Section 103 of the Code over (y) its deductions disallowed under Sections 265 and 171 of the Code (“net tax-exempt income”), and (iii) any net capital gain (after reduction for any capital loss carryforward) (as defined in the Code);

(n) At the Closing Date, Acquired Fund will have good and valid title to the Acquired Fund Assets, subject to no liens (other than the obligation, if any, to pay the purchase price of portfolio securities purchased by Acquired Fund which have not settled prior to the Closing Date), security interests or other encumbrances, and full right, power and authority to assign, deliver and otherwise transfer such assets hereunder, and upon delivery and payment for such assets, Acquiring Fund Trust, on behalf of Acquiring Fund, will acquire good and marketable title thereto, subject to no restrictions on the full transfer thereof, including any transfer restrictions as might arise under the 1933 Act (provided, however, that certain Acquired Fund Assets may be pledged or segregated against the Acquired Fund’s investment contracts, including options, futures, forward contracts and other similar instruments, in accordance with the terms of such contracts or applicable interpretations of the Commission staff);

(o) On the effective date of the Registration Statement, at the time of the meeting of Acquired Fund Shareholders and on the Closing Date, the Proxy Materials (exclusive of information relating to Acquiring Fund contained therein) did or will (i) comply in all material respects with the provisions of the 1933 Act, the Securities Exchange Act of 1934, as amended (“1934 Act”), and the 1940 Act and the regulations thereunder and (ii) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Any other information furnished by Acquired Fund for use in the Registration Statement or in any other manner that may be necessary in connection with the transactions contemplated hereby will be accurate and complete and will comply in all material respects with applicable federal securities and other laws and regulations thereunder;

(p) Reserved;

(q) Acquired Fund has maintained or has caused to be maintained on its behalf all books and accounts as required of a registered investment company in compliance with the requirements of Section 31 of the 1940 Act and the rules thereunder; and

(r) Acquired Fund is not acquiring Acquiring Fund Shares to be issued hereunder for the purpose of making any distribution thereof other than in accordance with the terms of this Agreement.

6. Conditions Precedent to Obligations of Acquired Fund

The obligations of Acquired Fund to consummate the transactions provided for herein will be subject, at its election, to the performance by Acquiring Fund Trust, on behalf of Acquiring Fund, of all the obligations to be performed by it hereunder on or before the Closing Date and, in addition thereto, the following conditions:

6.1. All representations and warranties of Acquiring Fund Trust made on behalf of Acquiring Fund contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing Date with the same force and effect as if made on and as of the Closing Date;

6.2. Acquiring Fund Trust, on behalf of Acquiring Fund, will have delivered to Acquired Fund a certificate of Acquiring Fund Trust’s President and Treasurer, in a form reasonably satisfactory to Acquired Fund and dated as of the Closing Date, to the effect that the representations and warranties of Acquiring Fund Trust, on behalf of Acquiring Fund, made in this Agreement are true and correct in all material respects at and as of the Closing Date, except as they may be affected by the transactions contemplated by this Agreement, and as to such other matters as Acquired Fund reasonably requests;

6.3. Acquired Fund will have received at the Closing a favorable opinion (based on certain facts, assumptions and representations) from the law firm of Dechert LLP, counsel to Acquiring Fund, dated as of the Closing Date, substantially to the effect that:

(a) Acquiring Fund Trust is a validly existing Delaware statutory trust and has the corporate power to own all of its properties and assets and to conduct business as described in its Agreement and Declaration of Trust (Delaware counsel may be relied upon in delivering such opinion); (b) Acquiring Fund Trust is a duly registered, open-end, management investment company under the 1940 Act, and its registration with the Commission as an investment company under the 1940 Act is in full force and effect; (c) this Agreement has been duly authorized, executed and delivered by Acquiring Fund Trust, on behalf of Acquiring Fund, and, assuming that the Registration Statement complies with the 1933 Act, the 1934 Act and the 1940 Act and regulations thereunder and assuming due authorization, execution and delivery of this Agreement by Acquired Fund, is a valid and binding obligation of Acquiring Fund enforceable against Acquiring Fund in accordance with its terms, subject as to enforcement, bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles; (d) the issuance of the Acquiring Fund Shares in connection with the Reorganization has been duly authorized by all necessary corporate action on the part of Acquiring Fund Trust, and when such Acquiring Fund Shares are issued and delivered by Acquiring Fund Trust as contemplated by the Registration Statement and this Agreement against payment of the consideration therein described, such Acquiring Fund Shares will be validly issued and, subject to the qualifications set forth in the Acquiring Fund Trust’s Agreement and Declaration of Trust, fully paid and non-assessable beneficial interests of the Acquiring Fund, and the issuance of the Acquiring Fund Shares by Acquiring Fund Trust will not be subject to any preemptive or similar rights arising under Acquiring Fund Trust’s Agreement and Declaration of Trust or Bylaws or under the Delaware Statutory Trust Act (Delaware counsel may be relied upon in delivering such opinion); (e) the execution and delivery of this Agreement did not, and the consummation of the transactions contemplated hereby will not, conflict with Acquiring Fund Trust’s Agreement and Declaration of Trust or Bylaws; and (f) to the knowledge of such counsel, no consent, approval, authorization or order of any court or governmental authority of the United States or the State of New York is required for the consummation by Acquiring Fund of the transactions contemplated herein, except such as have been obtained under the 1933 Act, the 1934 Act and the 1940 Act and such as may be required under state securities laws; and

6.4. As of the Closing Date, there will have been no material change in the investment objective, policies and restrictions of Acquiring Fund or any increase in the investment management fees from those described in the Registration Statement.

7. Conditions Precedent to Obligations of Acquiring Fund

The obligations of Acquiring Fund Trust, on behalf of Acquiring Fund, to consummate the transactions provided for herein will be subject, at its election, to the performance by Acquired Fund of all the obligations to be performed by it hereunder on or before the Closing Date and, in addition thereto, the following conditions:

7.1. All representations and warranties of Acquired Fund contained in this Agreement will be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing Date with the same force and effect as if made on and as of the Closing Date;

7.2. Acquired Fund will have delivered to Acquiring Fund Trust, on behalf of Acquiring Fund, at the Closing a certificate of Acquired Fund’s President and Treasurer, in a form reasonably satisfactory to Acquiring Fund and dated as of the Closing Date, to the effect that the representations and warranties of Acquired Fund made in this Agreement are true and correct in all material respects at and as of the Closing Date, except as they may be affected by the transactions contemplated by this Agreement, and as to such other matters as Acquiring Fund Trust, on behalf of Acquiring Fund, reasonably requests;

7.3. Acquired Fund will have delivered to Acquiring Fund a statement of the Acquired Fund Assets and its liabilities, together with a list of Acquired Fund’s portfolio securities and other assets showing the respective adjusted bases and holding periods thereof for income tax purposes, as of the Closing Date, certified by Acquired Fund’s Treasurer, on behalf of Acquired Fund;

7.4. Acquiring Fund Trust, on behalf of Acquiring Fund, will have received at the Closing a favorable opinion (based on certain facts, assumptions and representations) from the law firm of Dechert LLP, counsel to Acquired Fund, dated as of the Closing Date substantially to the effect that:

(a) Acquired Fund is a validly existing Massachusetts business trust and has the corporate power to own all of its properties and assets and to conduct business as described in its Declaration of Trust; (b) Acquired Fund is a duly registered, open-end, management investment company under the 1940 Act, and its registration with the Commission as an investment company under the 1940 Act is in full force and effect; (c) this Agreement has been duly authorized, executed and delivered by Acquired Fund, and, assuming that the Registration Statement complies with the 1933 Act, the 1934 Act and the 1940 Act and regulations thereunder and assuming due authorization, execution and delivery of this Agreement by Acquiring Fund Trust, on behalf of Acquiring Fund, is a valid and binding obligation of Acquired Fund enforceable against Acquired Fund in accordance with its terms, subject as to enforcement, bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles; (d) the execution and delivery of this Agreement did not, and the consummation of the transactions contemplated hereby will not, conflict with Acquired Fund’s Declaration of Trust or By-Laws; and (e) to the knowledge of such counsel, no consent, approval, authorization or order of any court or governmental authority of the United States or the State of New York is required for the consummation by Acquired Fund of the transactions contemplated herein, except such as have been obtained under the 1933 Act, the 1934 Act and the 1940 Act and such as may be required under state securities laws; and

7.5. On the Closing Date, the Acquired Fund Assets will include no assets that Acquiring Fund, by reason of limitations of Acquiring Fund Trust’s Agreement and Declaration of Trust, or otherwise, may not properly acquire.

8. Further Conditions Precedent to Obligations of Acquiring Fund and Acquired Fund

The obligations of Acquired Fund, and Acquiring Fund Trust, on behalf of Acquiring Fund, hereunder are each subject to the further conditions that on or before the Closing Date:

8.1. The Reorganization contemplated herein has been approved by the requisite vote of the holders of the outstanding shares of Acquired Fund in accordance with the provisions of Acquired Fund’s Declaration of Trust and the 1940 Act, and certified copies of the resolutions or minutes evidencing such approval have been delivered to Acquiring Fund;

8.2. On the Closing Date, no action, suit or other proceeding will be pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein;

8.3. All consents of other parties and all other consents, orders and permits of federal, state and local regulatory authorities (including those of the Commission and of state “blue sky” and securities authorities, including “no-action” positions of and exemptive orders from such federal and state authorities) deemed necessary by Acquiring Fund Trust, on behalf of Acquiring Fund, or Acquired Fund, to permit consummation, in all material respects, of the transactions contemplated herein have been obtained, except where failure to obtain any such consent, order or permit would not involve risk of a material adverse effect on the assets or properties of Acquiring Fund or Acquired Fund;

8.4. The Registration Statement will have become effective under the 1933 Act, no stop orders suspending the effectiveness thereof will have been issued and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose will have been instituted or be pending, threatened or contemplated under the 1933 Act;

8.5. Reserved; and

8.6. The parties will have received the opinion of the law firm of Dechert LLP (based on certain facts, assumptions and representations), addressed to Acquiring Fund and Acquired Fund, substantially to the effect that, for federal income tax purposes:

(a) The Reorganization will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and Acquired Fund and Acquiring Fund each will be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

(b) No gain or loss will be recognized by Acquiring Fund upon the receipt of the Acquired Fund Assets solely in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the stated liabilities of Acquired Fund;

(c) No gain or loss will be recognized by Acquired Fund upon the transfer of the Acquired Fund Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption by Acquiring Fund of the stated liabilities of Acquired Fund or upon the distribution of Acquiring Fund Shares to the Acquired Fund Shareholders in exchange for their Acquired Fund Shares, except that Acquired Fund may be required to recognize gain or loss with respect to contracts described in Section 1256(b) of the Code or stock in a passive foreign investment company, as defined in Section 1297(a) of the Code;

(d) No gain or loss will be recognized by the Acquired Fund Shareholders upon the exchange of the Acquired Fund Shares for Acquiring Fund Shares (except with respect to cash received in lieu of fractional shares);

(e) The aggregate tax basis for Acquiring Fund Shares received by each Acquired Fund Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Acquired Fund Shares held by each such Acquired Fund Shareholder immediately prior to the Reorganization (reduced by any amount of tax basis allocable to fractional shares for which cash is received);

(f) The holding period of Acquiring Fund Shares to be received by each Acquired Fund Shareholder will include the period during which the Acquired Fund Shares surrendered in exchange therefor were held (provided such Acquired Fund Shares were held as capital assets on the date of the Reorganization);

(g) The tax basis of the Acquired Fund Assets acquired by Acquiring Fund will be the same as the tax basis of such assets to Acquired Fund immediately prior to the Reorganization; and

(h) The holding period of the Acquired Fund Assets in the hands of Acquiring Fund will include the period during which those assets were held by Acquired Fund (except where the investment activities of Acquiring Fund have the effect of reducing or eliminating such periods with respect to an Acquired Fund Asset).

For avoidance of doubt, Acquired Fund Shareholders for this purpose refers to shareholders of Acquired Fund who hold shares of Acquired Fund through a brokerage account that can accept Acquiring Fund Shares and does not include Cash-Out Shareholders and IRA Shareholders.

Notwithstanding anything herein to the contrary, neither Acquiring Fund Trust, on behalf of Acquiring Fund, nor Acquired Fund, may waive the conditions set forth in this paragraph 8.6.

9. Fees and Expenses

The Acquired Fund will bear all expenses incurred in connection with the entering into, and carrying out of, the provisions of this Agreement, including printing, filing and proxy solicitation expenses and legal and accounting expenses.

10. Entire Agreement; Survival of Warranties

10.1. This Agreement constitutes the entire agreement between the parties.

10.2. The representations, warranties and covenants contained in this Agreement or in any document delivered pursuant hereto or in connection herewith shall survive the consummation of the transactions contemplated herein, except that the representations, warranties and covenants of Acquired Fund, hereunder will not survive the dissolution and complete liquidation of Acquired Fund in accordance with paragraph 1.9.

11. Termination

11.1. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by the mutual written consent of Acquired Fund, and Acquiring Fund Trust, on behalf of Acquiring Fund;

(b) by either Acquiring Fund Trust, on behalf of Acquiring Fund, or Acquired Fund, by notice to the other, without liability to the terminating party on account of such termination (provided the terminating party is not otherwise in material default or breach of this Agreement), if the Closing has not occurred on or before one year from the effective date of the Registration Statement; or

(c) by either Acquiring Fund Trust, on behalf of Acquiring Fund, or Acquired Fund, in writing without liability to the terminating party on account of such termination (provided the terminating party is not otherwise in material default or breach of this Agreement), if (i) the other party fails to perform in any material respect its agreements contained herein required to be performed on or prior to the Closing Date, (ii) the other party materially breaches any of its representations, warranties or covenants contained herein, (iii) the Acquired Fund Shareholders fail to approve this Agreement at any meeting called for such purpose at which a quorum was present or (iv) any other condition herein expressed to be precedent to the obligations of the terminating party has not been met and it reasonably appears that it will not or cannot be met.

11.2. (a) Termination of this Agreement pursuant to paragraphs 11.1(a) or (b) shall terminate all obligations of the parties hereunder and there shall be no liability for damages on the part of any of Acquiring Fund Trust, Acquiring Fund or Acquired Fund, or the trustees or officers of Acquiring Fund Trust, on behalf of Acquiring Fund, or Acquired Fund, to any other party or its directors, trustees or officers.

(b) Termination of this Agreement pursuant to paragraph 11.1(c) shall terminate all obligations of the parties hereunder and there shall be no liability for damages on the part of any of Acquiring Fund Trust, Acquiring Fund or Acquired Fund, or the trustees or officers of either of Acquiring Fund Trust, on behalf of Acquiring Fund, or Acquired Fund, except that any party in breach of this Agreement shall, upon demand, reimburse the non-breaching party for all reasonable out-of-pocket fees and expenses incurred in connection with the transactions contemplated by this Agreement, including legal, accounting and filing fees.

12. Amendments

This Agreement may be amended, modified or supplemented in such manner as may be mutually agreed upon in writing by the parties hereto.

13. Miscellaneous

13.1. The article and paragraph headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

13.2. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

13.3. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to its principles of conflicts of laws.

13.4. This Agreement will bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder will be made by any party without the written consent of the other party. Nothing herein expressed or implied is intended or will be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies hereunder or by reason of this Agreement.

13.5. The obligations and liabilities of Acquiring Fund hereunder are solely those of Acquiring Fund. It is expressly agreed that no shareholder, nominee, trustee, officer, agent or employee of Acquiring Fund, or trustee or officer of Acquiring Fund Trust, acting on behalf of Acquiring Fund, shall be personally liable hereunder. The execution and delivery of this Agreement have been authorized by the trustees of Acquiring Fund Trust, acting on behalf of Acquiring Fund, and signed by an authorized officer of Acquiring Fund Trust, acting on behalf of Acquiring Fund, and neither such authorization by such trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally.

13.6. The obligations and liabilities of Acquired Fund hereunder are solely those of Acquired Fund. It is expressly agreed that no shareholder, nominee, trustee, officer, agent or employee of Acquired Fund, or trustee or officer of Acquired Fund, shall be personally liable hereunder. The execution and delivery of this Agreement have been authorized by the trustees of Acquired Fund, and signed by an authorized officer of Acquired Fund, and neither such authorization by such trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first set forth above.

MORGAN STANLEY ETF TRUST,
on behalf of Acquiring Fund

By:	/s/ John H. Gernon
Name: John H. Gernon
Title: President and Principal Executive Officer

MORGAN STANLEY MORTGAGE SECURIITES TRUST

By:	/s/ John H. Gernon
Name: John H. Gernon
Title: President and Principal Executive Officer